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                                   EXHIBIT 12

                         AVCO FINANCIAL SERVICES, INC.

                  STATEMENT OF COMPUTATION OF NUMBER OF TIMES
                              FIXED CHARGES EARNED

                       THREE MONTHS ENDED MARCH 31, 1996
                             (Thousands of dollars)


Income
   Income before income taxes . . . . . . . . . . . . . . . .    $ 72,214
                                                                 --------

   Fixed charges to be added back to income -

      Interest and debt expense . . . . . . . . . . . . . . .     107,139
      Rentals (one-third of all rent and related costs
        charged to income)  . . . . . . . . . . . . . . . . .       3,625
                                                                 --------

          Total fixed charges . . . . . . . . . . . . . . . .     110,764
                                                                 --------

Income before income taxes and fixed charges  . . . . . . . .    $182,978
                                                                 ========

Ratio
  Number of times fixed charges covered by income
    before income taxes and fixed charges . . . . . . . . . .         1.7
                                                                      ===





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